Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of June 30, 2026 and

December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2026 and 2025

•	Unaudited interim condensed consolidated statements of financial position as of June 30, 2026 and December 31, 2025

•	Unaudited interim condensed consolidated statements of changes in equity for the six-month periods ended June 30, 2026 and 2025

•	Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2026 and 2025

•	Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Revenue from contracts with customers	4	2,099,914	1,048,998	1,234,902	610,542
Cost of sales:
Operating costs	5.1	(117,108)	(84,354)	(64,789)	(50,290)
Crude oil stock fluctuation	5.2	10,258	2,826	10,445	(6,206)
Royalties and others	5.3	(286,176)	(152,545)	(190,319)	(84,291)
Purchases of crude oil		(15,371)	—	(5,802)	—
Depreciation, depletion and amortization	11/12/13	(502,909)	(302,917)	(273,183)	(176,940)
Other non-cash costs related to the transfer of conventional assets	15	(7,921)	(14,859)	(2,924)	(7,619)

Gross profit		1,180,687	497,149	708,330	285,196

Selling expenses	6	(188,270)	(87,473)	(122,113)	(40,705)
General and administrative expenses	7	(85,783)	(57,743)	(44,457)	(29,712)
Exploration expenses		—	(344)	—	(164)
Other operating income	8.1	3,323	214,482	512	208,073
Other operating expenses	8.2	(3,679)	(25,161)	(2,294)	(23,969)
Commodity risk management contracts	2.4.3	(145,114)	—	5,598	—
Impairment of long-lived assets	2.4.1	—	(38,252)	—	(38,252)

Operating profit		761,164	502,658	545,576	360,467

Income (loss) from investments in associates	17	368	(979)	4,069	(979)
Interest income	9.1	8,181	1,330	5,001	274
Interest expense	9.2	(119,380)	(64,387)	(64,495)	(40,106)
Other financial income (expense)	9.3	(53,880)	(9,849)	(37,227)	(25,841)

Financial income (expense), net		(165,079)	(72,906)	(96,721)	(65,673)

Profit before income tax		596,453	428,773	452,924	293,815

Current income tax (expense)	14	(241,384)	(146,608)	(185,878)	(80,286)
Deferred income tax benefit	14	85,630	35,917	65,940	21,760

Income tax (expense)		(155,754)	(110,691)	(119,938)	(58,526)

Profit for the period, net		440,699	318,082	332,986	235,289

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	25	(4,432)	(1,854)	(4,419)	(1,832)
-Deferred income tax benefit	14	1,552	649	1,547	642

Other comprehensive income for the period		(2,880)	(1,205)	(2,872)	(1,190)

Total comprehensive profit for the period		437,819	316,877	330,114	234,099

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Profit for the period, net attributable to:
Shareholders of the parent company	1.2.1	429,448	318,082	321,735	235,289
Non-controlling interests	1.2.1	11,251	—	11,251	—
Total comprehensive income for the period attributable to:
Shareholders of the parent company	1.2.1	426,568	316,877	318,863	234,099
Non-controlling interests	1.2.1	11,251	—	11,251	—
Earnings per share
Basic (in US Dollars per share)	10.1	4.127	3.169	3.057	2.257
Diluted (in US Dollars per share)	10.2	3.925	3.032	2.903	2.164

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of June 30, 2026 and December 31, 2025

(Amounts expressed in thousands of US Dollars)

	Notes	As of June 30, 2026	As of December 31, 2025
Assets
Noncurrent assets
Property, plant and equipment	11	7,406,581	5,543,032
Goodwill	12	22,576	22,576
Other intangible assets	12	16,406	18,485
Right-of-use assets	13	112,171	153,283
Biological assets		18,343	15,855
Investments in associates	17	74,934	54,542
Trade and other receivables	15	466,887	373,026
Deferred income tax assets		77,542	36,514

Total noncurrent assets		8,195,440	6,217,313

Current assets
Inventories	18	22,779	9,457
Trade and other receivables	15	487,349	347,681
Cash, bank balances and other short-term investments	19	604,657	538,402

Total current assets		1,114,785	895,540

Total assets		9,310,225	7,112,853

Equity and liabilities
Equity
Capital stock	20.1	816,166	491,165
Other equity instruments		32,144	32,144
Other equity accounts	20.3	72,909	—
Legal reserve	20.2	10,560	8,233
Share-based payments		(33,485)	(32,765)
Share repurchase reserve	20.2	329,324	179,324
Other accumulated comprehensive income (losses)		(13,914)	(11,034)
Accumulated profit (losses)		2,121,648	1,844,527

Equity attributable to shareholders of the parent company		3,335,352	2,511,594

Equity attributable to non-controlling interests		189,990	—

Total equity		3,525,342	2,511,594

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		445,963	298,664
Lease liabilities	13	57,003	88,451
Provisions	21	64,539	51,513
Borrowings	16.1	2,965,648	2,803,982
Employee benefits	25	20,824	16,226
Income tax liability		13,314	13,964
Trade and other payables	24	606,358	292,236

Total noncurrent liabilities		4,173,649	3,565,036

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of June 30, 2026 and December 31, 2025

(Amounts expressed in thousands of US Dollars)

	Notes	As of June 30, 2026	As of December 31, 2025
Current liabilities
Provisions	21	2,148	10,800
Lease liabilities	13	36,158	55,452
Borrowings	16.1	695,760	350,095
Salaries and payroll taxes	22	14,368	35,891
Income tax liability		209,805	120,910
Other taxes and royalties	23	68,761	43,945
Trade and other payables	24	584,234	419,130

Total current liabilities		1,611,234	1,036,223

Total liabilities		5,784,883	4,601,259

Total equity and liabilities		9,310,225	7,112,853

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the six-month period ended June 30, 2026

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Other equity accounts (1)	Legal reserve	Share- based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Equity attributable to shareholders of the parent company	Equity attributable to non- controlling interests	Total equity
Amounts as of December 31, 2025	491,165	32,144	—	8,233	(32,765)		179,324	(11,034)	1,844,527	2,511,594	—	2,511,594

Profit for the period, net	—	—	—	—	—		—	—	429,448	429,448	11,251	440,699
Other comprehensive income for the period	—	—	—	—	—		—	(2,880)	—	(2,880)	—	(2,880)

Total comprehensive income	—	—	—	—	—		—	(2,880)	429,448	426,568	11,251	437,819

Ordinary and General Shareholder’s meeting on April 28, 2026 (2):
Creation of legal reserve	—	—	—	2,327	—		—	—	(2,327)	—	—	—
Creation of reserve for share repurchase	—	—	—	—	—		150,000	—	(150,000)	—	—	—
Board of Directors’ Meeting on May 7, 2026:
Issuance of Series A shares (3)	325,000	—	84,488	—	—		—	—	—	409,488	—	409,488
Transactions with non-controlling interest (1)	—	—	(11,579)	—	—		—	—	—	(11,579)	178,739	167,160
Share-based payments	1	—	—	—	(720	)(4)	—	—	—	(719)	—	(719)

Amounts as of June 30, 2026	816,166	32,144	72,909	10,560	(33,485)		329,324	(13,914)	2,121,648	3,335,352	189,990	3,525,342

(1)	See Note 20.3.
(2)	See Note 20.2.
(3)	See Note 20.1 and 1.2.1
(4)	Including 37,890 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the six-month period ended June 30, 2025

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2024	398,064	32,144	8,233	45,628		129,324	(11,057)	1,018,877	1,621,213

Profit for the period, net	—	—	—	—		—	—	318,082	318,082
Other comprehensive income for the period	—	—	—	—		—	(1,205)	—	(1,205)

Total comprehensive income	—	—	—	—		—	(1,205)	318,082	316,877

Ordinary and General Shareholder’s meeting on April 9, 2025:
Creation of share repurchase reserve (1)	—	—	—	—		50,000	—	(50,000)	—
Board of Directors’ Meeting on April 11, 2025:
Issuance of Serie A shares (2) (3)	299,687	—	—	—		—	—	—	299,687
Share-based payments	1	—	—	(113,219	)(4)	—	—	—	(113,218)

Amounts as of June 30, 2025	697,752	32,144	8,233	(67,591)		179,324	(12,262)	1,286,959	2,124,559

(1)	See Note 20.2.
(2)	See Note 20.1.
(3)	See Note 1.2.2 and 32 to the annual consolidated financial statements as of December 31, 2025.
(4)	Including 19,517 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Cash flows from operating activities:
Profit for the period, net		440,699	318,082	332,986	235,289
Adjustments to reconcile net cash flows
Items related to operating activities:
Allowance for expected credit losses	6	26	—	—	—
Share-based payments	7	37,890	19,517	19,104	9,302
Net increase in provisions	8.2	2,359	1,418	1,503	226
Net changes in foreign exchange rate	9.3	10,288	(36,408)	5,870	(23,664)
Discount of assets and liabilities at present value	9.3	20,840	3,348	12,345	2,194
Discount for well plugging and abandonment	9.3	1,882	836	1,074	410
Income tax expense	14	155,754	110,691	119,938	58,526
Other non-cash costs related to the transfer of conventional assets	15	7,921	14,859	2,924	7,619
Employee benefits	25	408	396	203	198
Items related to investing activities:
Gain from Business Combination	8.1	—	(202,474)	—	(202,474)
Interest income	9.1	(8,181)	(1,330)	(5,001)	(274)
Changes in the fair value of financial assets	9.3	(7,278)	(16,049)	(3,789)	(7,051)
Depreciation and depletion	11/13	497,732	298,667	270,447	174,837
Amortization of intangible assets	12	5,177	4,250	2,736	2,103
Impairment of long-lived assets	2.4.1	—	38,252	—	38,252
Income (loss) from investment in associates	17	(368)	979	(4,069)	979
Items related to financing activities:
Interest expense	9.2	119,380	64,387	64,495	40,106
Amortized cost	9.3	2,695	6,683	1,424	6,216
Interest expense on lease liabilities	9.3	1,708	1,708	840	902
Other taxes interest	9.3	1,618	38,687	748	38,687
Other financial income (expense)	9.3	22,127	11,044	18,715	8,147
Changes in working capital:
Trade and other receivables		(127,288)	(115,390)	211,672	(95,519)
Inventories	5.2	(10,258)	(2,826)	(10,445)	6,206
Trade and other payables		75,045	(79,824)	6,328	(7,452)
Payments of employee benefits	25	(242)	(276)	(122)	(137)
Salaries and payroll taxes		(39,212)	(127,680)	1,604	(50,235)
Other taxes and royalties		(10,523)	(73,750)	(470)	(37,791)
Provisions	8.2	(5,531)	(638)	(3,446)	—
Income tax payment		(121,794)	(220,155)	(60,413)	(215,004)

Net cash flows provided by (used in) operating activities		1,072,874	57,004	987,201	(9,402)

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment and biological assets		(837,576)	(782,080)	(499,335)	(495,925)
Payment for Business Combination, net of cash acquired	1.2.1/29	(666,404)	(841,555)	(586,662)	(841,555)
Proceeds from BSP and Bajo del Toro Sale	1.2.1	203,907	—	203,907	—
Payments for acquisitions of other intangible assets	12	(3,098)	(2,476)	(3,098)	(601)
Proceeds from the transfer of conventional assets	15	—	5,734	—	—
Payments for acquisition of investments in associates	17	(20,025)	(37,631)	(7,750)	(8,980)
Interest received	9.1	8,181	1,330	5,001	274

Net cash flows (used in) investing activities		(1,315,015)	(1,656,678)	(887,937)	(1,346,787)

Cash flows from financing activities:
Proceeds from borrowings	16.2	1,445,217	1,719,917	855,717	1,378,570
Payment of borrowings principal	16.2	(939,243)	(612,747)	(809,705)	(514,153)
Payment of borrowings interest	16.2	(114,738)	(54,234)	(87,870)	(43,668)
Payment of borrowings cost	16.2	(5,903)	(10,225)	(4,899)	(9,617)
Payments of other taxes interest	9.3	(1,618)	(10,256)	(748)	(10,256)
Payments of other financial income (expense)	9.3	(13,409)	(4,869)	(9,997)	(8,147)
Payment of lease	13	(44,616)	(46,784)	(25,901)	(23,710)

Net cash flow provided by (used in) financing activities		325,690	980,802	(83,403)	769,019

Net increase (decrease) in cash and cash equivalents		83,549	(618,872)	15,861	(587,170)
Cash and cash equivalents at beginning of period	19	526,184	755,610	586,304	733,403
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(12,711)	10,262	(5,143)	767
Net increase (decrease) in cash and cash equivalents		83,549	(618,872)	15,861	(587,170)

Cash and cash equivalents at end of period	19	597,022	147,000	597,022	147,000

Significant transactions that generated no cash flows
Business Combination transactions through the issuance of Serie A shares and an increase in trade and other payables	1.2.1 /29	717,409	506,754	717,409	506,754
BSP and Bajo del Toro Sale through an increase in trade and other receivables	1.2.1	62,267	—	62,267	—
Acquisition of property, plant and equipment through increase in trade and other payables		319,719	156,422	319,719	156,422
Acquisition of property, plant and equipment through increase in trade and other payables related to the Farmout Agreement		—	109,538	—	109,538
Changes in well plugging and abandonment with an impact in property, plant and equipment	11	8,328	(8,881)	4,406	(4,166)

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

Its main office is located in City of Mexico, Mexico, at Mapfre Tower, Paseo de la Reforma Avenue 243, 18th floor, Colonia Cuauhtémoc, Alcaldía Cuauhtémoc, zip code 06500.

As of June 30, 2026, and December 31, 2025, the Company´s main activity, through its subsidiaries, is the exploration and production of crude oil and natural gas (“Upstream”).

Except as mentioned in Notes 1.2, there were no significant changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2025.

1.2 Significant transactions for the period

1.2.1 Acquisition of Equinor Argentina S.A.U. (“Equinor” currently Bandurria Sur Participaciones S.A. “BSP”) and Bajo del Toro block

On February 2, 2026, the Company and its subsidiary Vista Argentina signed several agreements including the following transactions:

(i) the acquisition of 100% of Equinor’s capital stock, which holds a 30% interest in the Bandurria Sur block; and the acquisition of a 50% interest in the Bajo del Toro block from Equinor Argentina B.V. Sucursal Argentina (the “BSP and Bajo del Toro Acquisition”);

(ii) the sale of a 16.3% interest in Equinor’s capital stock, including, indirectly, the assignment of a 4.9% interest in Bandurria Sur, and the assignment of a 15% interest in the Bajo del Toro block to YPF S.A. (“YPF”) (the “BSP and Bajo del Toro Sale”).

As from this corporate restructuring, Vista holds: (i) a 30% non-operated interest in the Bandurria Sur unconventional hydrocarbon concession (25.1% attributable to the shareholders of the parent company and 4.9% attributable to the non-controlling interest) ; (ii) a 35% non-operated interest in Bajo del Toro block; and (iii) certain midstream transport agreements.

Under the terms of the BSP and Bajo del Toro Acquisition, the total consideration amounted to 1,439,606, broken down as follows:

(i) 722,197 paid in cash, comprising 550,000 attributable to the purchase price and 172,197 for purchase price adjustments related to changes in cash, debt, working capital, capital contributions, leakage and other adjustments;

(ii) 409,488 through the transfer of 6,223,220 American Depositary Shares (“ADSs”) representing an equivalent number of subscribed Series A shares, subject to lock-up restrictions, and

(iii) a contingent consideration liability assumed of 307,921, calculated as follows: (a) the price per barrel equal to the average Brent crude oil price for the previous year less USD 65/bbl, subject to a floor of USD 0/bbl where the average Brent price is equal to or less than USD 65/bbl, and a cap of USD 15/bbl where the average Brent is equal to or greater than USD 80/bbl, multiplied by (b) the annual production attributable to the Company’s interest in the assets. This contingent price will be calculated annually and payable during a five-year period as from the closing date, accruing no interest.

Under the terms of the BSP and Bajo del Toro Sale, as mentioned above, the Company received cash of 203,907 and recognized a contingent consideration receivable of 62,267.

This transaction closed on May 7, 2026. Since that date, the Company consolidates 100% of BSP’s assets, liabilities, and results, recognizing a 16.3% non-controlling interest in consolidated equity in accordance with International Financial Reporting Standards (“IFRS”) 10 – “Consolidated Financial Statements”.

For additional information, see Note 29.2.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

1.2.2 Assignment of the non-operated interest in the Acambuco conventional exploitation concession

On April 7, 2026, the Company, through its subsidiary Vista Argentina, entered into an agreement with Pan American Energy, S.L. Sucursal Argentina (“Pan American”) to assign its 1.5% non-operated interest in the Acambuco conventional exploitation concession. The assignment is subject to the fulfillment of certain conditions precedent (the “Closing Date”), and the total consideration price amounts to 600 payable by Pan American within the 10 business days following the closing date of such assignment.

As of the date of issuance of these unaudited interim condensed consolidated financial statements, this agreement has not reached a final closing.

1.2.3 Assignment of the interest in the conventional areas to Tango Energy Argentina S.A. (“Tango Energy”)

On May 8, 2026, through Provincial Decree No. 509/2026, the Province of Río Negro approved the assignment of 100% of Vista Argentina’s interests to Tango Energy related to:

(i) the conventional exploitation concessions of the Entre Lomas, Jarilla Quemada, Jagüel de los Machos, 25 de mayo-Medanito SE and Charco del Palenque areas; and

(ii) the Entre Lomas and Jarilla Quemada gas transportation concessions, and the 25 de mayo-Medanito SE crude oil transportation concession.

The decree also approved the conversion of the exploitation concessions into unconventional hydrocarbon exploitation concessions (CENCH, by its Spanish acronym) with a term of 35 years, for:

(i) the entire Charco del Palenque and Jarilla Quemada areas, and

(ii) a portion of the Entre Lomas area, while the remaining surface area remains under the existing exploitation concession.

Consequently, as of the date of issuance of these unaudited interim condensed consolidated financial statements, Tango Energy holds and operates all these areas, notwithstanding the outstanding payment obligations under the Offer FOA No. 1/2025 of August 28, 2025.

See Note 30 for information on subsequent events.

Note 2. Basis of preparation and material accounting policies

2.1 Basis of preparation and presentation

These unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025, and for the six-month periods ended June 30, 2026 and 2025 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of June 30, 2026, and the results of operations for the six-month period ended June 30, 2026. Therefore, these unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2025.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s annual consolidated financial statements as of December 31, 2025, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on July 16, 2026 and the subsequent events through that date are considered (Note 30).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

None of the accounting pronouncements applicable after December 31, 2025, and as of the date of these unaudited interim condensed consolidated financial statements had a material effect on the Company’s financial condition or result of its operations.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Except as mentioned in Notes 1.2, there were no other significant changes in interest in Company subsidiaries during the six-month period ended June 30, 2026.

2.4 Summary of material accounting policies

2.4.1 Impairment of goodwill and property, plant and equipment, right-of-use assets and other intangible assets (“long-lived assets”) other than goodwill

Long-lived assets are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other Cash Generating Units (“CGUs”).

The Company conducts its impairment test of long-lived assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of June 30, 2026, the Company did not identify trigger events related to goodwill and long-lived assets other than goodwill.

However, as of June 30, 2025, the Company identified impairment indicators related to the CGU in Mexico. Consequently, the Company performed an impairment test and recorded a full impairment of the assets amounting to 38,252, which includes 38,229 related to “Property, plant and equipment” and 23 related to “Other intangible assets”.

See Note 3.2.2 to the annual consolidated financial statements as of December 31, 2025.

2.4.2 Business combination

The acquisition method is used to book business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for these acquisitions comprises:

(i)	The fair value of transferred assets;

(ii)	The liabilities incurred to former owners of the acquired business;

(iii)	The equity interests issued by the Company;

(iv)	The fair value of any asset or liability from a contingent consideration arrangement; and

(v)	The fair value of any previously held equity interest in the subsidiary.

Identifiable assets acquired and liabilities assumed in a business combination are initially measured at fair values at the date acquisition.

The costs related to the acquisition are booked as incurred expenses. Goodwill is an excess of:

(i)	The consideration transferred; and

(ii)	The fair value of net identifiable assets acquired.

If the fair value of the acquiree’s net identifiable assets exceeds these amounts, before recognizing profit, the Company reassesses whether it has correctly identified all assets acquired and liabilities assumed, reviewing the procedures employed to measure the amounts to be recognized at the acquisition date. If the assessment still results in excess of the fair value of net assets acquired in relation to the total consideration transferred, gain from a bargain purchase is recognized directly in the consolidated statements of profit or loss and other comprehensive income, under “Gain from Business Combination” within “Other operating income”.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

When the settlement of any cash consideration is deferred, the future amounts payable is discounted at their present value at the exchange date. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained under comparable terms and conditions.

Contingent consideration will be recognized at its fair value at the acquisition date. Contingent consideration is classified as equity or as a financial liability. The amounts classified as a financial liability are remeasured at fair value with changes in fair value through the consolidated statements of profit or loss and other comprehensive income. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

When the Company acquires a business, it assesses the financial assets acquired and liabilities incurred in relation to its adequate classification and designation according to contractual terms, economic circumstances and relevant conditions as of the acquisition date.

Oil reserves and resources acquired that may be measured reliably are recognized separately at fair value upon the acquisition.

Other potential reserves, resources and rights, which fair values cannot be measured reliability, are not recognized separately but are considered part of goodwill.

If the business combination is performed in stages, the previously held equity interest in the acquiree is measured at acquisition-date fair value. Profit or loss from such remeasurement is recognized in the consolidated statements of profit or loss and other comprehensive income.

The Company has a maximum period of 12 months from the date of acquisition to finalize the acquisition accounting. When it is incomplete as of the end of the year in which the business combination takes place, the Company reports provisional amounts.

During the six-month period ended June 30, 2026 and 2025, the Company recorded the BSP and Bajo del Toro Acquisition and Vista Energy Lach S.A. (“Vista Lach”), respectively, as a Business Combination (“Business Combination”) (See Notes 1.2.1 and 29 of these condensed consolidated interim financial statements and Notes 1.2.2 and 32 to the annual consolidated financial statements as of December 31, 2025).

2.4.3 Commodity risk management contracts

The Company has entered into derivative financial instruments to manage its exposure to oil price fluctuation, only for the short term, on a quarterly basis. During the six-month period ended June 30, 2026, these instruments consisted primarily of ICE Brent futures and fixed-price swaps. The derivatives were executed through international brokers, including exchange-cleared accounts and bilateral agreements under ISDA Master Agreements with financial institutions.

The Company’s derivatives are accounted for as non-hedge derivatives and therefore all changes in the fair values of its derivative contracts are recognized as gains or losses in the results of the periods in which they occur.

For the six-month period ended June 30, 2026, the Company recorded a loss of 145,114 related to the commodity risk management contracts.

2.5 Regulatory framework

A- Argentina

2.5.1 Regulatory framework for oil and gas activity

(i) Decree No. 105/2026

On February 19, 2026, Decree No. 105/2026 was published in the Official Bulletin, establishing a one-year extension as from July 8, 2026, to join the Incentive Regime for Large Investments (the “RIGI” by Spanish acronym). The decree includes onshore upstream crude oil and natural gas development projects as eligible promoted activities.

The minimum investment amount is set at 600,000. Qualifying projects must be located in areas with no significant development and must ensure segregation and traceability through a separate measurement system in cases where qualifying and non-qualifying activities coexist. As of the date of issuance of these unaudited interim condensed consolidated financial statements, the Company is assessing whether this regulation applies to its projects.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework during the six-month period ended June 30, 2026 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2025).

B- Mexico

2.5.2 Exploration and production activities regulatory framework

There have been no significant changes in Mexico’s regulatory framework during the six-month period ended June 30, 2026 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2025).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss), and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and Liquefied Petroleum Gas (“LPG”) (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

Note 4. Revenue from contracts with customers

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Goods and services sold	2,099,914	1,048,998	1,234,902	610,542

Total revenue from contracts with customers (1)	2,099,914	1,048,998	1,234,902	610,542

(1)	For the six-month period ended June 30, 2026 including 98% recognized at a point in time.

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Revenues from crude oil sales and other services	2,044,134	1,007,231	1,198,951	584,261
Revenues from natural gas sales	52,323	38,427	34,055	24,808
Revenues from LPG sales	3,457	3,340	1,896	1,473

Total revenue from contracts with customers	2,099,914	1,048,998	1,234,902	610,542

Distribution channels	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Exports of crude oil and other services (1)	1,483,698	596,497	860,800	359,798
Local crude oil	560,436	410,734	338,151	224,463
Local natural gas	47,037	32,404	31,303	22,043
Exports of natural gas	5,286	6,023	2,752	2,765
LPG sales	3,457	3,340	1,896	1,473

Total revenue from contracts with customers	2,099,914	1,048,998	1,234,902	610,542

(1)	For the six-month period ended June 30, 2026 including 51,952 of sea freight services.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Fees and compensation for services	72,178	51,240	40,462	33,272
Salaries and payroll taxes	21,851	14,994	12,133	7,761
Employee benefits	6,665	6,040	3,426	3,026
Consumption of materials and spare parts	5,352	1,953	2,882	768
Transport	4,053	1,792	2,302	1,116
Easements and fees	3,705	3,693	1,741	1,606
Other	3,304	4,642	1,843	2,741

Total operating costs	117,108	84,354	64,789	50,290

5.2 Crude oil stock fluctuation

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Crude oil stock at beginning of the period (Note 18)	6,881	4,384	6,694	13,416
Increase from Business Combination (Note 29.2)	2,054	1,451	2,054	1,451
Less: Crude oil stock at end of the period (Note 18)	(19,193)	(8,661)	(19,193)	(8,661)

Total crude oil stock fluctuation	(10,258)	(2,826)	(10,445)	6,206

5.3 Royalties and others

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Royalties	210,449	117,347	138,370	66,718
Export duties	75,727	35,198	51,949	17,573

Total royalties and others	286,176	152,545	190,319	84,291

Note 6. Selling expenses

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Sea freight	83,092	—	63,137	—
Transport	63,980	55,780	36,205	22,296
Taxes, rates and contributions	19,130	12,679	11,596	6,652
Fees and compensation for services	11,754	9,739	3,954	4,620
Tax on bank account transactions	10,288	9,275	7,221	7,137
Allowances for expected credit losses	26	—	—	—

Total selling expenses	188,270	87,473	122,113	40,705

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 7. General and administrative expenses

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Share-based payments	37,890	19,517	19,104	9,302
Salaries and payroll taxes	15,853	21,371	7,390	11,121
Fees and compensation for services	15,842	10,497	9,137	5,295
Personal assets tax	7,265	(1,104)	4,028	(1,104)
Employee benefits	3,280	3,111	1,896	1,590
Institutional promotion and advertising	1,082	1,105	647	590
Other	4,571	3,246	2,255	2,918

Total general and administrative expenses	85,783	57,743	44,457	29,712

Note 8. Other operating income and expenses

8.1 Other operating income

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Gain from Business Combination (1)	—	202,474	—	202,474
Gain from Exports Increase Program	—	4,961	—	—
Other income	3,323	7,047	512	5,599

Total other operating income	3,323	214,482	512	208,073

(1)	See Note 29.1.

8.2 Other operating expenses

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Restructuring expenses (1)	(1,320)	(23,743)	(791)	(23,743)
(Provision for) contingencies (2)	(338)	(677)	(60)	(11)
(Provision for) materials and spare parts obsolescence (2)	(1,987)	(625)	(1,397)	(126)
(Provision for) environmental remediation (2)	(34)	(116)	(46)	(89)

Total other operating expenses	(3,679)	(25,161)	(2,294)	(23,969)

(1)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group´s structure.
(2)	These transactions did not generate cash flows. For the six-month period ended June 30, 2026 and 2025, including 5,531 and 638 related to payments of contingencies, respectively.

Note 9. Financial income (expense), net

9.1 Interest income

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Financial interest	8,181	1,330	5,001	274

Total interest income	8,181	1,330	5,001	274

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

9.2 Interest expense

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Borrowings interest (Note 16.2)	(119,380)	(64,387)	(64,495)	(40,106)

Total interest expense	(119,380)	(64,387)	(64,495)	(40,106)

9.3 Other financial income (expense)

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Amortized cost (Note 16.2)	(2,695)	(6,683)	(1,424)	(6,216)
Net changes in foreign exchange rate	(10,288)	36,408	(5,870)	23,664
Discount of assets and liabilities at present value	(20,840)	(3,348)	(12,345)	(2,194)
Changes in the fair value of financial assets	7,278	16,049	3,789	7,051
Interest expense on lease liabilities (Note 13)	(1,708)	(1,708)	(840)	(902)
Discount for well plugging and abandonment	(1,882)	(836)	(1,074)	(410)
Other taxes interest (1)	(1,618)	(38,687)	(748)	(38,687)
Other (2)	(22,127)	(11,044)	(18,715)	(8,147)

Total other financial income (expense)	(53,880)	(9,849)	(37,227)	(25,841)

(1)	For the six-month period ended June 30, 2025, including a non-cash transaction of 28,431.
(2)	For the six-month period ended June 30, 2026, and 2025, including a loss of 8,718 and 6,175 that is non-cash transactions.

Note 10. Earnings per share

10.1 Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Profit for the period, net	440,699	318,082	332,986	235,289
Weighted average number of ordinary shares	106,774,535	100,381,546	108,909,959	104,263,344

Basic earnings per share	4.127	3.169	3.057	2.257

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

10.2 Diluted

Diluted earnings per share are calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Profit for the period, net	440,699	318,082	332,986	235,289
Weighted average number of ordinary shares (1)	112,278,341	104,903,939	114,499,217	108,744,460

Diluted earnings per share	3.925	3.032	2.903	2.164

(1)	As of June 30, 2026, the Company has 111,442,404 outstanding shares that cannot exceed 112,301,755 shares.

Likewise, in accordance with IFRS accounting standards the average number of ordinary shares with a potential dilutive effect amounts to 112,037,041.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 11. Property, plant and equipment

The changes in property, plant and equipment for the six-month period ended June 30, 2026 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties	Production wells and facilities	Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2025	8,342	58,912	1,080,000	5,628,605	596,810	136,198	7,508,867
Additions	—	18	2,462	8,328 (1)	792,301	65,447	868,556
Incorporation through Business Combination (2)	—	—	694,316	571,251	211,287	11,919	1,488,773
Transfers	1	22,592	—	709,332	(655,005)	(76,920)	—
Disposals	—	(124)	—	—	—	—	(124)

Amounts as of June 30, 2026	8,343	81,398	1,776,778	6,917,516	945,393	136,644	9,866,072

Accumulated depreciation
Amounts as of December 31, 2025	(232)	(28,198)	(171,219)	(1,766,186)	—	—	(1,965,835)
Depreciation	—	(4,668)	(56,038)	(433,074)	—	—	(493,780)
Disposals	—	124	—	—	—	—	124

Amounts as of June 30, 2026	(232)	(32,742)	(227,257)	(2,199,260)	—	—	(2,459,491)

Net value

Amounts as of June 30, 2026	8,111	48,656	1,549,521	4,718,256	945,393	136,644	7,406,581

Amounts as of December 31, 2025	8,110	30,714	908,781	3,862,419	596,810	136,198	5,543,032

(1)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(2)	See Note 1.2.1 and 29.2.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the six-month period ended June 30, 2026:

	Goodwill	Other intangible assets
Cost
Amounts as of December 31, 2025	22,576	47,079
Additions	—	3,098

Amounts as of June 30, 2026	22,576	50,177

Accumulated amortization
Amounts as of December 31, 2025	—	(28,594)
Amortization	—	(5,177)

Amounts as of June 30, 2026	—	(33,771)

Net value

Amounts as of June 30, 2026	22,576	16,406

Amounts as of December 31, 2025	22,576	18,485

Note 13. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the six-month period ended June 30, 2026, are detailed below:

	Right-of-use assets			Total lease liabilities
	Land and Buildings	Facilities and machinery	Total
Amounts as of December 31, 2025	16,042	137,241	153,283	(143,903)
Additions, net	1,228	(13,389)	(12,161)	12,243
Depreciation (1)	(472)	(28,479)	(28,951)	—
Payments	—	—	—	44,616
Interest expense (2)	—	—	—	(6,117)

Amounts as of June 30, 2026	16,798	95,373	112,171	(93,161)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 24,999.
(2)	Including drilling agreements capitalized as “Works in progress” for 4,409.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 164 and 63 for the six-month periods ended June 30, 2026 and 2025, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 14. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these unaudited interim condensed consolidated financial statements are as follows:

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Income tax
Current income tax	(241,384)	(146,608)	(185,878)	(80,286)
Deferred income tax	85,630	35,917	65,940	21,760

Income tax (expense) charged to statement of profit or loss	(155,754)	(110,691)	(119,938)	(58,526)

Deferred income tax charged to other comprehensive income	1,552	649	1,547	642

Total income tax (expense)	(154,202)	(110,042)	(118,391)	(57,884)

For the six-month periods ended June 30, 2026 and 2025, the Company’s effective rate was 26%.

The differences between the effective and statutory rate mainly include: (i) the application of the tax adjustment for inflation in Argentina; (ii) fluctuations in Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; (iii) the accumulative tax losses not recognized in the period; and (iv) the gain from Business Combination (Note 8.1).

See Note 30 to the annual consolidated financial statements as of December 31, 2025.

Note 15. Trade and other receivables

	As of June 30, 2026	As of December 31, 2025
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Advance payments for transportation services (Note 27)	354,718	311,087
Receivables related to the transfer of conventional assets (1)	28,526	40,945
Prepaid expenses and other receivables	19,511	19,409
Income tax	785	785
Turnover tax	826	670

	404,366	372,896

Financial assets:
Other financial receivables (2)	62,267	—
Loans to employees	254	130

	62,521	130

Total noncurrent trade and other receivables	466,887	373,026

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	305,543	186,403

	305,543	186,403

Other receivables:
Prepayments, tax credits and other:
Value added tax	80,803	77,160
Advance payments for transportation services (Note 27)	29,210	26,098
Receivables related to the transfer of conventional assets (1)	19,288	23,984
Income tax	10,363	9,283
Prepaid expenses and other receivables	8,751	7,253
Turnover tax	3,481	3,047

	151,896	146,825

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of June 30, 2026	As of December 31, 2025
Financial assets:
Accounts receivable from third parties	16,089	9,404
Receivables from joint operations	8,749	1,368
Gas IV Plan	2,915	2,316
Other	2,157	1,365

	29,910	14,453

Other receivables	181,806	161,278

Total current trade and other receivables	487,349	347,681

(1)

Related to the agreement signed with Tango Energy Argentina S.A. connected with the transfer of conventional assets (“transfer of conventional assets”). For the six-month periods ended June 30, 2026 and 2025, the Company recognized 7,921 and 14,859, respectively, mainly related to the amortization of the account receivable, in the unaudited interim condensed consolidated statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”. Additionally, for the period ended June 30, 2025 the Company received 5,734, related to the transaction (See Note 3.2.8 to the annual consolidated financial statements as of December 31, 2025).

(2)	Related to the contingent consideration arising from the BSP and Bajo del Toro Sale (Note 1.2.1)

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of June 30, 2026, in general, accounts receivable has a 15-day term for sales of crude oil and a 38-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of June 30, 2026, and December 31, 2025, the provision for expected credit losses was recorded for 96 and 70 respectively.

As of the date of these unaudited interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 16. Financial assets and liabilities

16.1 Borrowings

	As of June 30, 2026	As of December 31, 2025
Noncurrent
Corporate bond (“ON”)	2,485,250	2,257,997
Financial loans	394,289	446,730
Exports pre-financing	86,109	99,255

Total noncurrent	2,965,648	2,803,982

Current
ON	335,546	182,347
Financial loans	110,864	72,738
Exports pre-financing	249,350	95,010

Total current	695,760	350,095

Total Borrowings	3,661,408	3,154,077

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of June 30, 2026	As of December 31, 2025
Fixed interest
Less than 1 year	640,990	322,766
From 1 to 2 years	123,572	348,369
From 2 to 5 years	441,801	392,044
Over 5 years	2,055,820	1,666,879

Total	3,262,183	2,730,058

Variable interest
Less than 1 year	54,770	27,329
From 1 to 2 years	105,543	105,677
From 2 to 5 years	238,912	291,013
Over 5 years	—	—

Total	399,225	424,019

Total Borrowings	3,661,408	3,154,077

See Note 16.4 for information on the fair value of the borrowings.

Vista Argentina issued ON, under the name “Programa de Notas” approved by CNV. The following chart shows the details and carrying amount of ON as of June 30, 2026 and December 31, 2025:

Instrument	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of June 30, 2026		As of December 31, 2025
ON XII	August, 2021	USD-linked (1)	100,769	Fixed	5.85%	August, 2031	82,075		87,233
ON XVI	December, 2022	USD-linked (1)	104,236	Fixed	0.00%	June, 2026	—		104,151
ON XVII	December, 2022	USD-linked (1)	39,118	Fixed	0.00%	December, 2026	39,093		39,064
ON XVIII	March, 2023	USD-linked (1)	118,542	Fixed	0.00%	March, 2027	118,422		118,319
ON XIX	March, 2023	USD-linked (1)	16,458	Fixed	1.00%	March, 2028	16,440		16,432
ON XXI	August, 2023	USD-linked (1)	70,000	Fixed	0.99%	August, 2028	69,936		69,899
ON XXII	December, 2023	USD	14,669	Fixed	5.00%	June, 2026	—		14,726
ON XXIII	March, 2024	USD	92,203	Fixed	6.50%	March, 2027	73,553	(2)	73,463	(2)
ON XXIV	May, 2024	USD	46,562	Fixed	8.00%	May, 2029	46,982		46,942
ON XXV	July, 2024	USD-linked (1)	53,195	Fixed	3.00%	July, 2028	53,298		53,239
ON XXVI	October, 2024	USD	150,000	Fixed	7.65%	October, 2031	151,802		151,747
ON XXVII	December, 2024	USD	600,000	Fixed	7.63%	December, 2035	598,129		597,954
ON XXVIII	March, 2025	USD	92,414	Fixed	7.50%	March, 2030	94,189		94,038
ON XXIX	June, 2025	USD	900,000	Fixed	8.50%	June, 2033	898,785		899,341
ON XXX	October, 2025	USD	73,256	Fixed	6.00%	April, 2027	73,921		73,796
ON XXXI	April, 2026	USD	500,000	Fixed	7.88%	April, 3038	504,171		—

						Total ON	2,820,796		2,440,344

(1)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date.
(2)	As of June 30, 2026 and December 31, 2025, the carrying amount of ON XXIII include 20,000 ON repurchased by the Company.

Certain borrowings includes the Company’s obligation to comply with certain financial ratios and debt service coverage requirements (the “covenants”). Non-compliance with these covenants could restrict the ability of the Company and its subsidiaries to, among other things, pay dividends, provide guarantees, incur additional indebtedness, or dispose of material assets, among others.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of June 30, 2026, the Company was in compliance with all financial covenants and other commitments associated with such borrowings.

See Note 30 for information on subsequent events.

On March 20, 2026, Vista Argentina increased the amount of the Programa de Notas, approved by CNV for a total principal up to 4,000,000 or its equivalent in other currencies.

16.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of June 30, 2026	As of December 31, 2025
Amounts at beginning of period	3,154,077	1,448,567
Proceeds from borrowings	1,445,217	2,838,173
Proceeds from borrowings of Business Combination	—	50,505
Payment of borrowings principal	(939,243)	(1,173,623)
Payment of borrowings interest	(114,738)	(148,310)
Payment of borrowings cost	(5,903)	(17,935)
Borrowings interest (1) (Note 9.2)	119,380	163,356
Amortized cost (1) (Note 9.3)	2,695	7,880
Changes in foreign exchange rate (1)	(77)	(14,536)

Amounts at end of period	3,661,408	3,154,077

(1)	These transactions did not generate cash flows.

16.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of June 30, 2026	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets /liabilities
Assets
Trade and other receivables (Note 15)	254	62,267	62,521

Total noncurrent financial assets	254	62,267	62,521

Short-term investments (Note 19)	390,571	96,017	486,588
Trade and other receivables (Note 15)	335,453	—	335,453

Total current financial assets	726,024	96,017	822,041

Liabilities
Borrowings (Note 16.1)	2,965,648	—	2,965,648
Trade and other payables (Note 24)	298,437	307,921	606,358
Lease liabilities (Note 13)	57,003	—	57,003

Total noncurrent financial liabilities	3,321,088	307,921	3,629,009

Borrowings (Note 16.1)	695,760	—	695,760
Trade and other payables (Note 24)	584,234	—	584,234
Lease liabilities (Note 13)	36,158	—	36,158

Total current financial liabilities	1,316,152	—	1,316,152

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of December 31, 2025	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets /liabilities
Assets
Plan assets (Note 25)	—	1,865	1,865
Trade and other receivables (Note 15)	130	—	130

Total noncurrent financial assets	130	1,865	1,995

Short-term investments (Note 19)	90,414	109,433	199,847
Trade and other receivables (Note 15)	200,856	—	200,856

Total current financial assets	291,270	109,433	400,703

Liabilities
Borrowings (Note 16.1)	2,803,982	—	2,803,982
Trade and other payables (Note 24)	292,236	—	292,236
Lease liabilities (Note 13)	88,451	—	88,451

Total noncurrent financial liabilities	3,184,669	—	3,184,669

Borrowings (Note 16.1)	350,095	—	350,095
Trade and other payables (Note 24)	419,130	—	419,130
Lease liabilities (Note 13)	55,452	—	55,452

Total current financial liabilities	824,677	—	824,677

Below are income, expenses, profit, or loss from each category of financial instrument:

For the six-month period ended June 30, 2026:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets /liabilities
Interest income (Note 9.1)	8,181	—	8,181
Interest expense (Note 9.2)	(119,380)	—	(119,380)
Amortized cost (Note 9.3)	(2,695)	—	(2,695)
Net changes in foreign exchange rate (Note 9.3)	(10,288)	—	(10,288)
Discount of assets and liabilities at present value (Note 9.3)	(20,840)	—	(20,840)
Changes in the fair value of financial assets (Note 9.3)	—	7,278	7,278
Interest expense on lease liabilities (Note 9.3)	(1,708)	—	(1,708)
Discount for well plugging and abandonment (Note 9.3)	(1,882)	—	(1,882)
Other taxes interest (Note 9.3)	(1,618)	—	(1,618)
Other (Note 9.3)	(22,127)	—	(22,127)

Total	(172,357)	7,278	(165,079)

For the six-month period ended June 30, 2025:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets /liabilities
Interest income (Note 9.1)	1,330	—	1,330
Interest expense (Note 9.2)	(64,387)	—	(64,387)
Amortized cost (Note 9.3)	(6,683)	—	(6,683)
Net changes in foreign exchange rate (Note 9.3)	36,408	—	36,408
Discount of assets and liabilities at present value (Note 9.3)	(3,348)	—	(3,348)
Changes in the fair value of financial assets (Note 9.3)	—	16,049	16,049
Interest expense on lease liabilities (Note 9.3)	(1,708)	—	(1,708)
Discount for well plugging and abandonment (Note 9.3)	(836)	—	(836)
Other taxes interest (Note 9.3)	(38,687)		(38,687)
Other (Note 9.3)	(11,044)	—	(11,044)

Total	(88,955)	16,049	(72,906)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

16.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

The following chart shows the Company’s financial assets measured at fair value as of June 30, 2026 and December 31, 2025:

As of June 30, 2026	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Trade and other receivables	—	—	62,267	62,267
Short-term investments	96,017	—	—	96,017

Total assets	96,017	—	62,267	158,284

Liabilities
Financial liabilities at fair value through profit or loss
Trade and other payables	—	—	307,921	307,921

Total liabilities	—	—	307,921	307,921

As of December 31, 2025	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	1,865	—	—	1,865
Short-term investments	109,433	—	—	109,433

Total assets	111,298	—	—	111,298

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1, Level 2 and Level 3 from December 31, 2025, through June 30, 2026.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the unaudited interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of June 30, 2026	Carrying amount	Fair value	Level
Liabilities
Borrowings	3,661,408	3,796,950	2

Total liabilities	3,661,408	3,796,950

16.5 Risk management objectives and policies concerning financial instruments

16.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during each period or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities.

The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2025, except for the following:

16.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of December 31, 2025, the Company performed foreign exchange currency transactions, and the impact in the results of the period is recognized in the consolidated statement of profit or loss in “Other financial income (expense)”.

Most Company revenues are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the six-month period ended June 30, 2026, and for the year ended December 31, 2025, ARS depreciated by about 2% and 41%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

	As of June 30, 2026	As of December 31, 2025
Changes in exchange rate:	+/- 10%	+/- 10%
Effect on profit or loss before income taxes	28,898 / (28,898)	8,169 / (8,169)
Effect on equity before income taxes	28,898 / (28,898)	8,169 / (8,169)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Interest rate risk

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of June 30, 2026 and December 31, 2025, about 11% and 13% of indebtedness was subject to variable interest rates, respectively.

For the six-month periods ended June 30, 2025, the average interest rate for borrowings in ARS was 38.08%.

For the six-month periods ended June 30, 2026, and 2025, the variable interest rate of borrowings denominated in USD stood at 6.77% and 6.42%, respectively.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

The Company considers that the risk of an increase in interest rates is low; therefore, it does not expect substantial debt risk.

For the six-month period ended June 30, 2026, and for the year ended December 31, 2025, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 17. Investments in associates

As of June 30, 2026, and December 31, 2025, the Company holds the following interests in associates:

Company	Equity interest		Income (loss) from investments in associates		Investments in associates
	As of June 30, 2026	As of December 31, 2025	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	As of June 30, 2026	As of December 31, 2025	Main activity
VMOS S.A.	10.20%	10.20%	368	(979)	49,520	30,702	Midstream
Other	—	—	—	—	25,414	23,840	—

Total investments in associates			368	(979)	74,934	54,542

For the six-month period ended June 30, 2026 and 2025, the Company made payments related to investment in associates for 20,025 and 37,631, respectively.

See Note 30 for information on subsequent events.

Note 18. Inventories

	As of June 30, 2026	As of December 31, 2025
Crude oil stock (Note 5.2)	19,193	6,881
Materials and spare parts	3,386	2,575
Assigned crude oil stock	200	1

Total inventories	22,779	9,457

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 19. Cash, bank balances and other short-term investments

	As of June 30, 2026	As of December 31, 2025
Money market funds	389,266	90,414
Cash in banks	118,069	333,002
Mutual funds	89,687	102,768
Argentine government bonds	6,330	6,665
Other investments	1,305	5,553

Total cash, banks balances and other short-term investments	604,657	538,402

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of June 30, 2026	As of December 31, 2025
Cash, bank balances and other short-term investments	604,657	538,402
Less
Argentine government bonds	(6,330)	(6,665)
Other investments	(1,305)	(5,553)

Cash and cash equivalents	597,022	526,184

Note 20. Equity

20.1 Capital stock

As of June 30, 2026, and December 31, 2025, the Company’s variable capital stock amounted to 816,166 and 491,165, represented by 111,442,404 and 104,299,705, respectively, of which: (i) 111,442,402 and 104,299,703 respectively, are fully subscribed and paid Series A shares with no face value, each entitled to one vote; and (ii) 2 are Series C shares for both periods.

On May 7, 2026, pursuant to the transaction mentioned in Notes 1.2.1, the Board of Directors approved an increase in the variable portion of the Company’s capital stock by 325,000 and the issuance of 6,223,220 Series A shares.

During the six-month period ended June 30, 2026, 919,479 Series A shares were issued as part of the LTIP granted to Company employees.

On April 11, 2025, through the Board of Directors’ Meeting, the Company approved an increase in the variable portion of its capital stock, as part of the consideration paid for the Transaction (See Note 1.2.2 and Note 29 to the annual consolidated financial statements as of December 31, 2025), through the issuance of 7,297,507 Serie A shares, for a total amount of 299,687.

As of June 30, 2026, and December 31, 2025, the Company’s authorized capital includes 17,349,837 and 24,492,536 Series A ordinary shares, respectively, held in Treasury.

20.2. Legal reserve and reserve for share repurchase

(i) Legal reserve:

As of June 30, 2026, and December 31, 2025, the legal reserve amounts to 10,560 and 8,233, respectively.

On April 28, 2026, through an Ordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase in the legal reserve for a total amount of 2,327, based on the Company’s unconsolidated financial statements.

(ii) Reserve for share repurchase:

On April 28, 2026, and April 9, 2025, through an Ordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase in the reserve for the repurchase of treasury shares for a total amount of 150,000 and 50,000, respectively, based on the Company’s unconsolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

On April 9, 2025, through the Ordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase of a fund to acquire own shares for 50,000, based on the Company’s nonconsolidated financial statements.

As of June 30, 2026, and December 31, 2025, the total amount of the reserve for share repurchase amount to 329,324 and 179,324, respectively.

20.3. Other equity accounts

As of June 30, 2026, Other equity accounts include: (i) an increase of 84,488 resulting from the adjustment to reflect the fair value of the shares issued as consideration for the BSP and Bajo del Toro Acquisition at the acquisition date; and (ii) a decrease of 11,579 resulting from the difference between amount by which the non-controlling interest was stated and the fair value of the consideration received, which amounted to 167,160.

For further information see Note 21 to the annual consolidated financial statements as of December 31, 2025.

Note 21. Provisions

	As of June 30, 2026	As of December 31, 2025
Noncurrent
Well plugging and abandonment	64,461	51,279
Environmental remediation	78	234

Total noncurrent provisions	64,539	51,513

Current
Well plugging and abandonment	1,541	3,178
Contingencies	499	5,244
Environmental remediation	108	2,378

Total current provisions	2,148	10,800

Note 22. Salaries and payroll taxes

	As of June 30, 2026	As of December 31, 2025
Current
Provision for bonuses and incentives	8,529	25,658
Salaries and social security contributions	5,839	10,233

Total current salaries and payroll taxes	14,368	35,891

Note 23. Other taxes and royalties

	As of June 30, 2026	As of December 31, 2025
Current
Royalties and others	50,992	28,662
Personal assets tax	6,707	11,122
Tax withholdings	5,401	2,936
Value added tax	4,217	—
Other	1,444	1,225

Total current other taxes and royalties	68,761	43,945

Note 24. Trade and other payables

	As of June 30, 2026	As of December 31, 2025
Noncurrent
Payables to third parties (1) (2) (3)	606,358	292,236

Total other noncurrent accounts payables	606,358	292,236

Total noncurrent accounts payables	606,358	292,236

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of June 30, 2026	As of December 31, 2025
Current
Accounts payables:
Suppliers	560,235	399,373

Total current accounts payables	560,235	399,373

Other accounts payables:
Payables to third parties (2)	23,104	19,236
Payables to partners of joint operations	660	96
Extraordinary fee for Gas IV Plan	235	425

Total other current accounts payables	23,999	19,757

Total current trade and other payables	584,234	419,130

(1)

As of June 30, 2026 and December 31, 2025, mainly includes 239,716 and 222,749, respectively, in connection with the liability assumed for the acquisition of Vista Lach (See Note 1.2.2 and 29 to the annual consolidated financial statements as of December 31, 2025).

(2)

As of June 30, 2026, includes 58,721 and 23,104 noncurrent and current payables to third parties, respectively, related to the Farmout Agreement. Likewise, as of December 31, 2025, includes 68,298 and 19,236 noncurrent and current payables to third parties, respectively, related to the Farmout Agreement (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2025).

(3)	As of June 30, 2026, includes 307,921 related to the contingent consideration arising from the BSP and Bajo del Toro Acquisition (See Note 1.2.1).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through June 30, 2026	Period from January 1, through June 30, 2025	Period from April 1, through June 30, 2026	Period from April 1, through June 30, 2025
Cost of interest	(408)	(392)	(203)	(196)
Cost of services	—	(4)	—	(2)

Total	(408)	(396)	(203)	(198)

	As of June 30, 2026
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(19,519)	3,293	(16,226)
Items classified as loss or profit
Cost of interest	(471)	63	(408)
Items classified in other comprehensive income
Actuarial remeasurement	(4,358)	(74)	(4,432)
Payment of contributions	984	(742)	242

Amounts at end of period	(23,364)	2,540	(20,824)

The fair value of plan assets as of every period is as follows:

	As of June 30, 2026	As of December 31, 2025
Cash and cash equivalents	2,540	1,428
US government bonds	—	1,865

Total	2,540	3,293

See Note 23 to the annual consolidated financial statements as of December 31, 2025.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 26. Related parties’ transactions and balances

There were no significant changes in related parties and relevant transactions during the three-month period ended June 30, 2026 (See Note 27 to the annual consolidated financial statements as of December 31, 2025).

Note 2.3 to the annual consolidated financial statements as of December 31, 2025, provides information on the Company’s structure.

Note 27. Commitments and contingencies

27.1 Commitments

27.1.1 Transport services commitments

The Company, through its subsidiaries Vista Argentina, Vista Lach and BSP, entered into transportation services commitments under the following projects: (i) the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Duplicar”); (ii) the project to expand the Puerto Rosales maritime terminal and pumping station implemented by Oiltanking Ebytem S.A. (“Oiltanking Project”); (iii) the Transportation Service Agreement for Vaca Muerta Centro Pipeline (“VMOC” by Spanish acronym); and (iv) the Transportation Service Agreement for Vaca Muerta Norte Pipeline (“VMON” by Spanish acronym).

As of June 30, 2026 advance payments for transportation services amounted to 383,928 as follows: (i) 229,953 related to Duplicar; (ii) 61,471 related to the Oiltanking Project; (iii) 62,512 related to VMOC; and (iv) 29,992 related to VMON.

As of December 31, 2025 advance payments for transportation services amounted to 337,185 as follows: (i) 206,358 related to the Duplicar; (ii) 53,266 related to Oiltanking Project; (iii) 45,301 related to VMOC; and (iv) 32,260 related to VMON.

See Notes 28.1 to the annual consolidated financial statements as of December 31, 2025 for more information about the commitments.

27.2 Contingencies

(i) Asociación de Superficiarios de la Patagonia (“ASSUPA” by its Spanish acronym)

On July 1, 2004, Vista Argentina was served with notice of a lawsuit filed by ASSUPA against various concession-holding companies operating in the Neuquén Basin. The claim sought, among other remedies, the remediation of an alleged collective environmental damage and the establishment of an environmental restoration fund.

On May 21, 2026, the Supreme Court of Justice of Argentina issued a final judgment in the case, dismissing the claim on the grounds that the plaintiff failed to demonstrate that the reported activities had effectively caused degradation or contamination of environmental resources.

Except for the aforementioned, there were no significant changes in commitments and contingencies for the six-month period ended June 30, 2026 (See Notes 28 to the annual consolidated financial statements as of December 31, 2025).

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the six-month period ended June 30, 2026 (See Note 30 to the annual consolidated financial statements as of December 31, 2025).

Note 29. Business Combination

29.1. Vista Lach Acquisition

On April 15, 2025, the Company acquired 100% of Vista Lach’s capital stock (“Vista Lach Acquisition”), which was accounted for as a business combination using the acquisition method, effective from the date when the Company obtained control of the acquiree.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Under the terms of the Vista Lach Acquisition, the total consideration amounted to 1,406,441 according to the following breakdown: (i) 899,687 paid in cash; (ii) 299,687 paid by transferring 7,297,507 ADSs, and (iii) a liability assumed for a nominal value of 300,000 payable in cash, with 50% due on April 15, 2029, and the remaining 50% on April 15, 2030, without accruing interest. As of the date of the Vista Lach Acquisition, the present value of the liabilities assumed amounted to 207,067.

Due to the difference between the consideration paid and the net identifiable assets, for the six-month period ended June 30, 2025 the Company recognized a gain of 202,474, booked in “Gain from Business Combination” within “Other operating income” (Note 8.1). As of June 30, 2025, the purchase price allocation and the resulting gain recognized from the business combination are preliminary.

See Note 1.2.2 and 32 of the annual consolidated financial statements as of December 31, 2025.

29.2. BSP and Bajo del Toro Acquisition

As mentioned in Note 1.2.1, on February 2, 2026, the Company signed several agreements which were booked as a business combination using the acquisition method, effective from May 7, 2026, which was the date when the Company obtained control of the acquiree.

Under the terms of the BSP and Bajo del Toro Acquisition, the total consideration amounted to 1,439,606, broken down as follows: (i) 722,197 paid in cash; (ii) 409,488 paid through the transfer of 6,223,220 ADSs, and (iii) contingent consideration liability assumed amounting to 307,921, payable annually over a five-year period and calculated based on future Brent crude oil prices and the production attributable to the acquired interests

The fair value of identifiable assets and liabilities as of the acquisition date was preliminarily determined in accordance with IFRS 3 as follow:

As of April 30, 2026
Property, plant and equipment	1,488,773
Trade and other receivables	158,990
Inventories	2,054
Assets held for sale	107,767
Cash, bank balances and other short-term investments	55,793

Total assets acquired	1,813,377

Provisions	6,518
Deferred income tax liabilities	193,452
Income tax liability	47,896
Other taxes and royalties	11,122
Trade and other payables	106,030
Liabilities directly associated with assets held for sale	8,753

Total liabilities assumed	373,771

Total net assets measured at fair value	1,439,606

As of April 30, 2026
Cash consideration	722,197
Cash and cash equivalent acquired	(55,793)

Payment for Business Combination, net of cash acquired	666,404

The Company considered the identifiable assets and liabilities as of April 30, 2026. There would have been no material differences had the purchase price been allocated as from May 7, 2026.

This purchase price allocation is preliminary, as the assessment of the current value is underway. This process will be finalized in 2026.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As from the acquisition date, BSP and Bajo del Toro contributed revenue of 141,024 and net profit before income tax of 90,237 to the Company. Had the business combination occurred as from January 1, 2026, the Company’s revenue from continuing operations would have amounted to 2,311,031 and its net profit before income tax from continuing operations would have amounted to 695,411.

Note 30. Subsequent events

The Company assessed events subsequent to June 30, 2026, to determine the need of a potential recognition or disclosure in these unaudited interim condensed consolidated financial statements. The Company assessed such events through July 16, 2026, date in which these financial statements were made available for issue:

•

On July 3, 2026, the Company, through its subsidiary Vista Argentina, assigned to Unconventional Resources S.A. (“URSA”) a 50% interest in the unconventional exploitation rights relating to Charco del Palenque, Jarilla Quemada areas and Entre Lomas area.

•

On July 16, 2026, Vista Argentina issued ON XXXII and ON XXXIII, each for an amount of 75,000, at annual interest rates of 3.75% and 5.00% with maturing dates in January 2028 and July 2029, respectively.

•	On July 16, 2026, Vista Argentina made payments related to VMOS’s investment for an amount of 5,091.

•

On July 16, 2026, Vista Energy International S.A. (“VEISA”) signed a loan agreement with Bladex, for an amount of 10,000, at an annual interest rate of SOFR plus 1.90% and an expiration date in July 2026.

•	During July 2026, Vista Argentina paid interest for an amount of 2,175, corresponding to exports pre-financing.

•	During July 2026, Vista Argentina paid interest for an amount of 1,494, corresponding to ON.

•	During July 2026, Vista Argentina paid principal and interest for an amount of 9,525, corresponding to financial loans.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

Note 31. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.1, the Company, through its subsidiary Vista Argentina signed several agreements including the following transactions: (i) the acquisition of 100% of Equinor’s capital stock, which holds a 30% interest in the Bandurria Sur block; and the acquisition of a 50% interest in the Bajo del Toro block from Equinor Argentina B.V. Sucursal Argentina; (ii) the sale of a 16.3% interest in Equinor’s capital stock, including, indirectly, the assignment of a 4.9% interest in Bandurria Sur, and the assignment of a 15% interest in the Bajo del Toro block to YPF.

The Company has prepared this financial information to comply with the regulatory requirements established by the Comisión Nacional Bancaria y de Valores (“CNBV” by its Spanish Acronym), which has been prepared in accordance with IFRS issued by the IASB. These were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

This pro forma information has been prepared using most reliable information at the date of these financial statements, that do not differ materially from the financial information, or pro-forma financial information, previously included in the Folleto Informativo.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the six month period ended June 30, 2025 (unaudited)

	Period from January 1, through June 30, 2025	Pro forma adjustments	Period from January 1, through June 30, 2025 Pro forma	Period from April 1, through June 30, 2025	Pro forma adjustments	Period from April 1, through June 30, 2025 Pro forma
Revenue from contracts with customers	1,048,998	78,327	1,127,325	610,542	78,327	688,869
Cost of sales:
Operating costs	(84,354)	(7,451)	(91,805)	(50,290)	(7,451)	(57,741)
Crude oil stock fluctuation	2,826	—	2,826	(6,206)	—	(6,206)
Royalties and others	(152,545)	(13,371)	(165,916)	(84,291)	(13,371)	(97,662)
Depreciation, depletion and amortization	(302,917)	(21,514)	(324,431)	(176,940)	(21,514)	(198,454)
Other non-cash costs related to the transfer of conventional assets	(14,859)	—	(14,859)	(7,619)	—	(7,619)

Gross profit	497,149	35,991	533,140	285,196	35,991	321,187

Selling expenses	(87,473)	(4,263)	(91,736)	(40,705)	(4,263)	(44,968)
General and administrative expenses	(57,743)	(1)	(57,744)	(29,712)	(1)	(29,713)
Exploration expenses	(344)	—	(344)	(164)	—	(164)
Other operating income	214,482	231	214,713	208,073	231	208,304
Other operating expenses	(25,161)	(955)	(26,116)	(23,969)	(955)	(24,924)
Impairment of long-lived assets	(38,252)	—	(38,252)	(38,252)	—	(38,252)

Operating profit	502,658	31,003	533,661	360,467	31,003	391,470

Income (loss) from investments in associates	(979)	—	(979)	(979)	—	(979)
Interest income	1,330	—	1,330	274	—	274
Interest expense	(64,387)	—	(64,387)	(40,106)	—	(40,106)
Other financial income (expense)	(9,849)	2,924	(6,925)	(25,841)	2,924	(22,917)

Financial income (expense), net	(72,906)	2,924	(69,982)	(65,673)	2,924	(62,749)

Profit before income tax	428,773	33,927	462,700	293,815	33,927	327,742

Current income tax (expense)	(146,608)	(20,113)	(166,721)	(80,286)	(20,113)	(100,399)
Deferred income tax benefit (expense)	35,917	(833)	35,084	21,760	(833)	20,927

Income tax (expense)	(110,691)	(20,946)	(131,637)	(58,526)	(20,946)	(79,472)

Profit for the period, net	318,082	12,981	331,063	235,289	12,981	248,270

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	(1,854)	—	(1,854)	(1,832)	—	(1,832)
- Deferred income tax benefit	649	—	649	642	—	642

Other comprehensive income for the period	(1,205)	—	(1,205)	(1,190)	—	(1,190)

Total comprehensive profit for the period	316,877	12,981	329,858	234,099	12,981	247,080

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the six month period ended June 30, 2025 (unaudited)

	Period from January 1, through June 30, 2025	Pro forma adjustments	Period from January 1, through June 30, 2025 Pro forma	Period from April 1, through June 30, 2025	Pro forma adjustments	Period from April 1, through June 30, 2025 Pro forma
Net profit for the period attributable to:
Shareholders of the parent company	318,082	—	318,082	235,289	—	235,289
Non-controlling interests	—	12,981	12,981	—	12,981	12,981
Total comprehensive income for the period attributable to:
Shareholders of the parent company	316,877	—	316,877	234,099	—	234,099
Non-controlling interests	—	12,981	12,981	—	12,981	12,981

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.2 Pro forma consolidated statement of financial position as of June 30, 2025 (unaudited)

	As of June 30, 2025	Pro forma adjustments	As of June 30, 2025 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	4,792,465	1,727,882	6,520,347
Goodwill	22,576	—	22,576
Other intangible assets	13,646	—	13,646
Right-of-use assets	92,941	—	92,941
Biological assets	13,472	—	13,472
Investments in associates	48,558	—	48,558
Trade and other receivables	366,855	82,978	449,833
Deferred income tax assets	71,560	—	71,560

Total noncurrent assets	5,422,073	1,810,860	7,232,933

Current assets
Inventories	12,244	3,013	15,257
Trade and other receivables	476,920	134,602	611,522
Cash, bank balances and other short-term investments	153,823	(496,755)	(342,932)

Total current assets	642,987	(359,140)	283,847

Total assets	6,065,060	1,451,720	7,516,780

Equity and liabilities
Equity
Capital stock	697,752	325,000	1,022,752
Other equity instruments	32,144	—	32,144
Other equity accounts	—	72,909	72,909
Legal reserve	8,233	—	8,233
Share-based payments	(67,591)	—	(67,591)
Share repurchase reserve	179,324	—	179,324
Other accumulated comprehensive income (losses)	(12,262)	—	(12,262)
Accumulated profit (losses)	1,286,959	(11,445)	1,275,514

Equity attributable to shareholders of the parent company	2,124,559	386,464	2,511,023

Equity attributable to non-controlling interests	—	178,740	178,740

Total equity	2,124,559	565,204	2,689,763

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	91,672	398,588	490,260
Lease liabilities	47,388	—	47,388
Provisions	36,060	6,220	42,280
Borrowings	1,900,236	—	1,900,236
Employee benefits	17,942	—	17,942
Income tax liability	14,170	—	14,170
Trade and other payables	281,352	307,921	589,273

Total noncurrent liabilities	2,388,820	712,729	3,101,549

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of June 30, 2025	Pro forma adjustments	As of June 30, 2025 Pro forma
Current liabilities
Provisions	16,315	—	16,315
Lease liabilities	27,627	—	27,627
Borrowings	698,360	—	698,360
Salaries and payroll taxes	17,388	—	17,388
Income tax liability	328,414	60,338	388,752
Other taxes and royalties	33,235	5,157	38,392
Trade and other payables	430,342	108,292	538,634

Total current liabilities	1,551,681	173,787	1,725,468

Total liabilities	3,940,501	886,516	4,827,017

Total equity and liabilities	6,065,060	1,451,720	7,516,780